UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________________________
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INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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LIGAND PHARMACEUTICALS INCORPORATED

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SUPPLEMENT TO PROXY STATEMENT

DATED JUNE 4, 2013

________________________________________________________________________________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, JUNE 11, 2013

________________________________________________________________________________________

We recently filed and mailed a proxy statement for the 2013 Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated dated April 26, 2013 (the “Proxy Statement”). For those stockholders who had not previously requested paper proxy materials, and in lieu of paper proxy materials, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2012 annual report online and how to vote online. This document is a supplement to the Proxy Statement and is being filed to revise certain information contained in the Proxy Statement regarding equity awards granted to John L. Higgins, our President and Chief Executive Officer, and Matthew W. Foehr, our Executive Vice President and Chief Operating Officer. This document will also be made available on our company website at www.ligand.com in the “Investors” section and with the current proxy materials at www.envisionreports.com/LGND].

Except as supplemented or amended by the information contained in this supplement to the Proxy Statement, all information set forth in the Proxy Statement remains unchanged. We urge you to read this supplement to the Proxy Statement carefully and in its entirety together with the Proxy Statement.

Correction of Prior Equity Awards
John L. Higgins
The Proxy Statement describes how our compensation committee, with the support of its independent compensation consultant, Radford, designed and implemented compensation arrangements for our executive officers. The compensation committee intends that the majority of our named executive officers’ total compensation is tied directly to the achievement of corporate objectives, increases in our stock price, or both. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term shareholder value. During 2012, our compensation committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation was awarded in the form of long-term equity incentive awards. As in years past, a large portion of each annual award was granted in the form of stock options, which provide value to our executives only if our stock price increases. The equity awards granted to Mr. Higgins during 2012 were structured to accomplish these objectives.

In February 2012, the compensation committee approved a grant of options to Mr. Higgins with respect to 175,000 shares of our common stock with an exercise price of $14.47 per share (the “Original Higgins Option”), and a restricted stock unit award with respect to 18,000 shares of our common stock (the “Original Higgins RSU”), each under our 2002 Stock Incentive Plan (the “Plan”).
It has come to our attention that these awards inadvertently exceeded the 166,666 share per person annual award limit contained in the Plan, as in effect in February 2012, by 26,334 shares. After considering the cause and circumstances of the issuance of the awards in excess of the annual award limit, our board of directors and the compensation committee determined that the Original Higgins RSU was void with respect to 12,000 shares subject to such award and that the Original Higgins Option was void with respect to 14,334 shares subject to such award. Therefore, we intend to take action to correct the equity award agreements with Mr. Higgins to reflect the voiding of the number of shares subject to such awards in excess of the annual award limit in effect at the time of grant.
When informed of the excess awards, our board of directors and the compensation committee again reviewed the size and terms of the equity awards it had intended to grant to Mr. Higgins. After consideration, the compensation committee, based on the recommendation of Radford, its independent compensation consultant, determined that the awards (both when viewed alone, and in the context of our other commitments to Mr. Higgins) were consistent with our current compensation philosophy. Having reaffirmed that the compensation it had intended to deliver to Mr. Higgins was appropriate and reasonable, the compensation committee, after consultation with Radford, determined that it should issue to Mr. Higgins (1) additional options to purchase common stock in an amount equal to the number of shares with respect to which the Original Higgins Option was voided, and (2) additional restricted stock units in an amount equal to the number of shares with respect to which the Original Higgins RSU was voided, and that it could do so without incurring material costs.
Accordingly, effective June 3, 2013, the compensation committee, after consultation with Radford, granted to Mr. Higgins (1) a new award of options (the “New Higgins Option”) with respect to 14,334 shares of our common stock, and (2) a new restricted stock unit award (the “New Higgins RSU”) with respect to 12,000 shares. The vesting and expiration provisions of the New Higgins Option are intended to mirror those applicable to the voided portion of the Original Higgins Option. The new Higgins Option, however, has an exercise price of $32.00 per share (the closing price of our common stock on the date of grant). As a result, the New Higgins Option will be vested as to 4,473 shares on the date of grant, and the remaining shares subject to the New Higgins Option, will vest in 33 equal monthly installments on the ninth day of each calendar month following the date of grant, commencing June 9, 2013 and continuing through February 9, 2016, subject to Mr. Higgins' continued status as an employee, director or consultant to the Company or its subsidiaries on each such date. The vesting provisions of the New Higgins RSU mirror those applicable to the Original Higgins RSU. As a result, the New Higgins RSU will vest in two equal annual installments on February 15, 2014 and February 15, 2015, subject to Mr. Higgins' continued status as an employee, director or consultant to the Company or its subsidiaries on each such date. Because annual equity-based awards previously made to Mr. Higgins in 2013 were well below the current individual annual award limit under the Plan, which was increased from 166,666 shares to 1,000,000 shares in May 2012, there was sufficient capacity under the individual annual award limit under the Plan to make these corrective awards to Mr. Higgins in 2013.

Below is a chart that illustrates (1) the equity awards made to Mr. Higgins in 2012, both with and without the void portions of the Original Higgins Option and the Original Higgins RSU, and (2) the annual equity awards granted to Mr. Higgins in the ordinary course in 2013 along with the New Higgins Option and the New Higgins RSU:

	Stock Options	RSUs	Intended Total	Void Stock Options	Void RSUs	New Stock Options	New RSUs	Corrected Total
2012	175,000	18,000	193,000	14,334	12,000	N/A	N/A	166,666
2013	107,000	8,000	115,000	N/A	N/A	14,334	12,000	141,334
TOTAL			308,000					308,000

The net impact of the foregoing is a reduction in Mr. Higgins’ total 2012 compensation (as measured under Securities and Exchange Commission (“SEC”) rules) by approximately 11% and an increase in his total expected 2013 compensation (based on targeted 2013 compensation) by approximately 27% .
Matthew W. Foehr
When the compensation committee became aware of the inadvertent grant of excess awards to Mr. Higgins in February 2012, the compensation committee directed the Company to review prior equity awards to determine if the individual annual limit had been exceeded in any other instances.
Upon review, it was determined that the Plan’s individual annual limit was also inadvertently exceeded by 23,334 shares as a result of equity awards made to Matthew W. Foehr, our Executive Vice President and Chief Operating Officer, in connection with his commencement of employment in April 2011.
In April 2011, the compensation committee approved a grant of options to Mr. Foehr with respect to 165,000 shares of our common stock with an exercise price of $9.97 per share (the “Original Foehr Option”), and a restricted stock unit award with respect to 25,000 shares of our common stock (the “Original Foehr RSU”), each under the Plan. The vesting of 100,000 shares of the Original Foehr Option and all of the Original Foehr RSU is consistent with the standard time-based vesting schedules described in the Proxy Statement. The remaining 65,000 options were subject to performance-based vesting, of which options to purchase 50,000 shares have vested and options to purchase 15,000 shares were automatically forfeited after the end of 2012 and are no longer outstanding.
After considering the cause and circumstances of the issuance of the awards in excess of the annual award limit, our board of directors and the compensation committee determined that the Original Foehr RSU was void with respect to 8,333 shares subject to such award and that the Original Foehr Option was void with respect to one share subject to such award. Therefore, we intend to take action to correct the equity award agreements with Mr. Foehr to reflect the voiding of the number of shares subject to such awards in excess of the annual award limit in effect at the time of grant.
When informed of the excess awards, our board of directors and the compensation committee again reviewed the size and terms of the equity awards it had intended to grant to Mr. Foehr. After consideration, the compensation committee, based on the recommendation of Radford, determined that the awards (both when viewed alone, and in the context of our other commitments to Mr. Foehr) were consistent with our current compensation philosophy. Having reaffirmed that the compensation it had intended to deliver to Mr. Foehr was appropriate and reasonable, the compensation committee determined that it should issue additional restricted stock units to him in an amount equal to the number of shares with respect to which the Original Foehr RSU was voided, and that it could do so without incurring material costs.
Accordingly, effective June 3, 2013, the compensation committee, after consultation with Radford, granted to Mr. Foehr a new restricted stock unit award (the “New Foehr RSU”) with respect to 8,333 shares. The vesting provisions of the New Foehr RSU are intended to mirror those applicable to the voided portion of the Original Foehr RSU. As a result, the New Foehr RSU will vest on April 18, 2014, subject to Mr. Foehr's continued status an employee, director or consultant to the Company or its subsidiaries on such date. Because annual equity-based awards previously made to Mr. Foehr in 2013 were well below the 1,000,000 share individual annual award limit under the Plan, there was sufficient capacity under the individual annual award limit under the Plan to make this corrective award to Mr. Foehr in 2013.

Below is a chart that illustrates (1) the equity awards made to Mr. Foehr in 2011 and 2012, both with and without the void portions of the Original Foehr Option and the Original Foehr RSU, and (2) the annual equity awards granted to Mr. Foehr in the ordinary course in 2013 along with the New Foehr RSU:

	Stock Options	RSUs	Intended Total	Void or forfeited Stock Options	Void RSUs	New Stock Options	New RSUs	Corrected Total
2011	165,000	25,000	190,000	15,001 (1)	8,333	N/A	N/A	166,666
2012	60,000	10,000	70,000	N/A	N/A	N/A	N/A	70,000
2013	73,000	6,000	79,000	N/A	N/A	N/A	8,333	87,333
TOTAL			339,000					323,999
(1)    15,000 of such options were forfeited, as described above.
The net impact of the foregoing is a reduction in Mr. Foehr's total 2011 compensation (as measured under SEC rules) by approximately 6% and an increase in his total expected 2013 compensation (based on targeted 2013 compensation) by approximately 17%.
Other Items

The compensation committee is reviewing our equity incentive administration systems with management and outside legal counsel for the purpose of evaluating and implementing new processes to help ensure that such overages will not again occur.

Additional Supplemental Information

The following additional information is provided to illustrate the effects on certain compensation information presented in the Proxy Statement of the foregoing corrections as if the excess portions of the Original Higgins Option, the Original Higgins RSU, the Original Foehr Option and the Original Foehr RSU had never been granted (revised text is bold and underlined):
Security Ownership of Certain Beneficial Owners, Directors and Management
Mr. Higgins' and Mr. Foehr's rows of this table are restated as follows:

	Number of Shares Beneficially Owned	Shares Beneficially Owned via Options, Warrants or Convertible Notes	Percent of Class Owned
Directors and Executive Officers
John L. Higgins	108,025	288,359	1.96%
Matthew W. Foehr	35,537	122,084	*
Directors and executive officers as a group (12 persons)	2,398,313	748,993	15.54%
* Less than 1%
There are no changes to the remainder of, or the footnotes to, this table.

Compensation Discussion and Analysis
The fifth paragraph under the heading “Long-Term Performance-Based Equity Incentive Program” is restated as follows:
In February 2012, the compensation committee approved aggregate awards of 280,666 stock options and 26,000 restricted stock units to our named executive officers (other than Dr. de Silva) pursuant to the Company's 2002 Plan as part of our annual grant program as follows: John L. Higgins, 160,666 options and 6,000 restricted stock units; John P. Sharp, 35,000 options and 5,000 restricted stock units; Matthew W. Foehr, 60,000 options and 10,000 restricted stock units; and Charles S. Berkman, 25,000 options and 5,000 restricted stock units. The foregoing option awards are subject to the standard four year time-based vesting schedule described above and the foregoing restricted stock unit awards are subject to the standard three year time-based vesting schedule described above.

Summary Compensation Table

Mr. Higgins’ and Mr. Foehr’s rows of this table, and Mr. Foehr’s row of the table that appears in footnote 1 to this table, are restated as follows:

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total (S)
John L. Higgins,	2012	484,517	—	86,820	1,433,896	363,388	2,715	2,371,336
President and Chief Executive Officer	2011	423,850	—	150,750	738,128	317,888	2,540	1,633,156
	2010	420,000	—	124,500	426,504	223,650	2,540	1,197,194
Matthew W. Foehr,	2012	359,625	—	144,700	535,482	179,813	2,540	1,222,160
Executive Vice President and Chief Operating Officer	2011	247,950	—	166,170	869,814	123,959	2,643	1,410,536

(1)
Reflects the grant date fair value for stock and option awards granted in 2010, 2011 and 2012, calculated in accordance with FASB ASC Topic 718. With respect to stock and option awards with performance-based vesting conditions, the grant date fair value was adjusted for our assessment of the probability that performance conditions will be achieved. The assumptions used to calculate the value of stock and option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013. The following table provides the full grant date fair values for all stock and option awards included in the Summary Compensation Table that were granted during 2011 with performance-based vesting conditions, assuming that the highest level of performance will be achieved in each case (no performance-based awards were granted during 2010 or 2012):

	Name and Principal Position	Year	Grant Date Fair Value of Stock Awards($)	Grant Date Fair Value of Option Awards($)

	Matthew W. Foehr,	2011	—	$244,050
	Executive Vice President and Chief Operating Officer

There are no changes to the remainder of, or the other footnotes to, this table.

Grants of Plan-Based Awards in Fiscal Year 2012
Mr. Higgins’ row of this table is restated as follows:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Board Action approving Award	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
John L. Higgins	2/1/12	2/1/12	—	367,500	—	—	—	—	—	—	—	—	—
	2/9/12	2/1/12	—	—	—	—	—	—	6,000	—	—	14.47	86,820
	2/9/12	2/1/12	—	—	—	—	—	—	—	160,666	14.47	—	1,433,896

There are no changes to the remainder of, or the footnotes to, this table.

Outstanding Equity Awards at Fiscal Year-End
Mr. Higgins’ and Mr. Foehr’s rows of this table, and footnotes 1 and 2 to this table, are restated as follows:

Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John L. Higgins
	47,999	—	—	21.00	2/22/2018	—	—	—	—
	66,292	2,708	—	16.14	2/14/2019	—	—	—	—
	46,042	18,958	—	9.96	2/14/2020	—	—	—	—
	52,708	62,292	—	10.05	2/16/2021	—	—	—	—
	36,458	124,208	—	14.47	2/8/2022	—	—	—	—
	—	—	—	—	—	20,166	418,243	—	—
Matthew W. Foehr
	91,667	58,332	—	9.97	4/17/2021	—	—	—	—
	12,500	47,500	—	14.47	2/8/2022	—	—	—	—
	—	—	—	—	—	18,333	380,226	—	—

(1)
Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. Exercise prices for awards granted prior to April 2007 reflect the $2.50 downward adjustment made to such exercise prices in April 2007 to reflect the Company's one-time special cash dividend paid in April 2007. With respect to Mr. Foehr, 65,000 of the options granted in February 2011 were subject to performance-based vesting and were scheduled to vest as follows: 15,000 options would vest if and when cumulative CyDex revenue for 2011 and 2012 exceeded certain pre-determined levels; 25,000 options would vest if we completed a strategic partnership with a commercial partner by June 30, 2012; and 25,000 options would vest if we completed a multi-product CyDex technology-based platform transaction with a pharmaceutical company by June 30, 2012. Mr. Foehr vested in 25,000 of these options in January 2012 as a result of the CyDex technology-based platform transaction consummated with Eli Lilly, and in an additional 25,000 of these options in June 2012 as a result of our strategic partnership with Hovione. CyDex revenue for 2011 and 2012 did not exceed the necessary levels and, accordingly, 15,000 of these options were automatically forfeited after the end of 2012 and are no longer outstanding. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.

(2)
The restricted stock unit awards granted to the named executive officers vest in equal installments over a three year period. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
The table above reflects the remaining unvested restricted stock units from the following grants of restricted stock units to the NEOs: Mr. Higgins, 12,500 restricted stock units granted on February 15, 2010, 15,000 restricted stock units granted on February 17, 2011, and 6,000 restricted stock units granted on February 9, 2012; Mr. Foehr, 8,333 restricted stock units granted on April 18, 2011, and 10,000 restricted stock units granted on February 9, 2012; Mr. Sharp, 3,000 restricted stock units granted on February 15, 2010, 3,000 restricted stock units granted on February 17, 2011, and 5,000 restricted stock units granted on February 9, 2012; Mr. Berkman, 3,000 restricted stock units granted on February 15, 2010, 3,000 restricted stock units granted on February 17, 2011, and 5,000 restricted stock units granted on February 9, 2012; and Dr. de Silva, 10,000 restricted stock units granted on February 9, 2012.

There are no changes to the remainder of, or the other footnotes to, this table.

Potential Payments Upon Termination or Change in Control
Mr. Higgins’ and Mr. Foehr’s rows of this table are restated as follows:

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	980,000	—	980,000
	Bonus	—	—	726,776
	Option acceleration	—	1,661,510	1,661,510
	Stock Award acceleration	—	269,620	269,620
	Benefits continuation	5,341	—	19,837
	Total value:	985,341	1,931,130	3,657,743

Matthew W. Foehr	Salary	360,000	—	360,000
	Bonus	—	—	179,813
	Option acceleration	—	926,061	926,061
	Stock Award acceleration	—	262,693	262,693
	Benefits continuation	3,659	—	19,027
	Total value:	363,659	1,188,754	1,747,594

(1) The 2009 Plan provides that options or restricted stock units will vest in the event of a change in control and the options or restricted stock units are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options or restricted stock units.

There are no changes to the remainder of, or the footnotes to, this table.